Exhibit 10.7
September 19, 2018
Philip P. Gutry
2 Grimes Road
Old Greenwich, CT 06870
Re:     Employment Letter
Dear Mr. Gutry:
Kronos Bio, Inc. (“Kronos” or the “Company”) is pleased to offer you the position of Chief Business Officer, on the following terms and conditions:
1.Title; Reporting; Duties.
(a)As Chief Business Officer, you will perform such duties as are customarily provided by a Chief Business Officer of a similarly situated company in the United States and shall have such other responsibilities and duties as may be from time to time directed by the Company. You shall report directly to the Company’s Chief Executive Officer, which reporting structure may be modified or amended in the sole discretion of the Company.
(b)You shall devote substantially all of your business time, attention and energies to the business and affairs of the Company and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Any such outside business activities that you may wish to pursue during the term of your employment with the Company shall require the prior written consent of the Company. Notwithstanding the foregoing, you may continue to provide services to the entities set forth on Exhibit A, attached hereto and made a part hereof, in the capacity set forth thereon. Exhibit A may be amended from time to time subject to the Company’s written consent to any such amendment, which consent shall not be unreasonably withheld or delayed.
(c)Your duties shall be performed primarily at the Company’s West Coast office, located at 1300 S. El Camino Real, San Mateo, CA, or such other place as the parties may agree.
2.Start Date.  Your employment shall commence on September 24, 2018, or such other date as may be agreed to by you and the Company.
3.Compensation.
(a)Base Salary.  You shall receive an annual base salary equal to Three Hundred Thousand Dollars ($300,000), which shall be payable in accordance with the Company’s payroll practices.
(b)Performance Bonus.  You shall be eligible to receive an annual performance bonus payable in cash at a target amount equal to 35% of your Base Salary, subject to the successful achievement of agreed upon individual and corporate performance goals. Any Performance Bonus paid to you for the calendar year 2018 shall be pro-rated.
(c)Commencement Bonus.  Within two weeks of your Start Date, the Company shall make a cash payment to you in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Commencement Bonus”); provided, however, that if your employment with the Company is terminated within one (1) year from the Start Date (A) by you other than for Good Reason (as defined in Section 11(h)), or (B) by the Company for Cause (as defined below), then you shall be required to repay the Commencement Bonus to the Company. For purposes of this Employment Letter, “Cause” shall mean any of the following:
(i)Your willful failure to adequately perform the material duties or obligations hereunder, or your willful misconduct in respect of such duties or obligations, including, without limitation, your willful failure, disregard or refusal to abide by specific objective and lawful directions received in writing from Kronos’ Chief Executive Officer;
(ii)any willful, intentional or grossly negligent act by you in the performance of your duties having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company;
(iii)Your indictment of any felony;
(iv)Your being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation;
(v)the determination by the Company, after a reasonable and good-faith investigation following a written allegation by another employee of the Company, that you engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist unless the Company gives you written notice where such notice describes with particularity the alleged act(s) at issue and has given you an opportunity to be heard at a meeting with the Company’s senior management, including its Chief Executive Officer, with or without counsel, and the Company provides you with a summary of its findings;
(vi)any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by you; or
(vii)a material breach by you of Section 8 of this Employment Letter or the Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B.
(d)Withholding.  Except as expressly stated otherwise, the Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 3.

4.Equity Awards.  Subject to the approval of the Board of Directors of the Company (the “Board”), or an authorized committee thereof, you shall be granted a stock option (the “Option”) to purchase 214,605 shares of the Company’s common stock (the “Option Shares”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company. In the event of a conflict between this Employment Letter and the Option Agreement, the terms of the Option Agreement shall control. The exercise price per Option Share will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Option is granted by the Board. The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your Start Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date.
5.Expenses.  The Company will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of the Company upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by the Company.
6.Benefits.  As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly-situated employees, in accordance with the terms of such benefits plans and programs. Information regarding these employee benefits is available in the official plan documents, summary plan descriptions, and applicable summaries. Details on each plan will be provided at the time of hire. The Company, in its sole discretion, has the right to amend or terminate any benefit plan or program at any time and without prior notice. Your health benefits would be effective on the effective date of your hire if you timely enroll when you commence employment with Kronos. The benefits package currently includes medical, dental, vision and disability benefits.
7.Paid Time Off.  During each year of your employment you shall be entitled to 20 days of paid time off for vacation or sick leave in addition to company recognized holidays. Sick leave may be used for yourself or a family member for the diagnosis, care or treatment of an existing health condition or preventive care, or specified purposes set forth in the Company’s policy if you are a victim of domestic violence, sexual assault, or stalking. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation without the prior written consent of the Company.
8.Representations and Warranties.  You hereby represent and warrant as follows:
(a)By accepting the Company’s offer of employment, you represent that you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.
(b)You have the full right, power and legal capacity to enter and deliver this Employment Letter and to perform your duties and other obligations hereunder. This Employment Letter constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Employment Letter or perform your duties and other obligations hereunder.
(c)You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.
9.Conditions to Employment.  This offer of employment is contingent upon, and your employment shall be subject to:
(a)execution of the Company’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information;
(b)completion of a background examination to the reasonable satisfaction of the Company; and
(c)satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (see http://www.uscis.gov/i-9 for a list of acceptable proof, such as (i) an original drivers license and social security card, or (ii) a passport).
(d)Notwithstanding the foregoing, this offer may be withdrawn by the Company at any time prior to its execution by the Company.
10.Employment-at-will and Termination.  Your employment shall be at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever, without or without advance notice, simply by notifying the Company in writing. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by a duly authorized office of the Company and you. The employment terms contained in this Employment Letter supersede any other agreements and promises made to you by the Company or any representative on its behalf, whether oral, written or implied.
11.Severance.
(a)In the event that your employment is terminated by the Company without Cause (as defined in Section 3(c) or by you for Good Reason (as defined in Section 11(h)), then upon such termination the Company shall:
(i)pay you any accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination; accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)continue to pay your Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of six months following the date of termination (the “Severance Period”) commencing on the first payroll period following the effective date of your termination;
(iii)to the extent permitted by applicable healthcare laws and provided that you make a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for you and your dependents (if any), less the amount payable by an active employee for such coverage, during the Severance Period or until you obtain new employment, whichever comes first (the benefits described in this Section 11(a)(iii)shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse you for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by you immediately prior to the date of termination; and
(iv)the vesting applicable to all Equity Awards shall cease immediately and you shall have a period of 90 days to exercise any vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.
(b)In the event that your employment is terminated by the Company for Cause, or by you other than for Good Reason, then:
(i)the Company shall pay your accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)you shall not be entitled to receive any payments or have the Company provide or reimburse you for the Continued Benefits described in this Section 11, however you may elect COBRA benefits provided that you pay the premium; and
(iii)the vesting applicable to all Equity Awards shall cease immediately and you shall have a period of 90 days to exercise any vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.
(c)In the event that your employment is terminated by the Company without Cause or by you for Good Reason at any time beginning on the date that is 90 days prior to the effective date of a Change of Control (as defined in the Plan) (the “Trigger Date”) and ending on the date that is 12 months following the Trigger Date, then (i) you shall be entitled to receive the benefits described in Section 11(a), and (ii) all unvested Equity Awards shall immediately vest in full and shall remain exercisable for a period of 90 calendar days following the date of such termination, after which time all Equity Awards shall expire.

(d)This Section 11 sets forth the only obligations of the Company with respect to the termination of your employment with the Company, and you acknowledge that, upon the termination of your employment, you shall not be entitled to any payments or benefits which are not explicitly provided in this Section 11. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and you shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 11 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination, and your option to elect COBRA benefits provided that you pay the premium) (the “Severance Payments”) unless you execute an agreement substantially in the form attached hereto as Exhibit C (the “Release Agreement”) releasing the Company from any and all liability in connection with the your employment or the termination thereof that becomes effective no later than 60 days following your termination (the “Release Deadline”). Except as required by Section 12, the Severance Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Severance Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A (as defined in Section 12) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Severance Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Severance Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Severance Payments commence.
(e)Effective as of the date of any termination of your employment, unless otherwise agreed to by you and the Company, upon termination of your employment hereunder for any reason, you shall be deemed to have resigned from all offices held at the Company or any subsidiary or other affiliate of the Company at the date of such termination, including without limitation the position of Chief Business Officer.
(f)The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to you under this Section 11.
(g)The provisions of this Section 11 shall survive any termination of this Employment Letter.
(h)For purposes of this Employment Letter “Good Reason” shall mean (A) any material diminution by the Company of your title, duties, authority or Base Salary; or (B) a material breach by the Company of any of the provisions contained in this Employment Letter, which, if capable of being cured, is not cured by the Company within 30 days after written notice thereof by you to the Company; or (C) relocation of your principal place of employment more than 50 miles without your consent. Notwithstanding the foregoing, should you wish to terminate your employment for Good Reason, you must provide the Company with written notice of such Good Reason within 30 days of the occurrence of the condition alleged to have caused such Good Reason and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of 30 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, a termination of employment by you for Good Reason shall be effective on the day following the expiration of such Cure Period.
12.Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Employment Letter that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with your termination of employment shall not commence unless and until you have also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. If you are, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Employment Letter shall be treated as a right to a series of separate payments.
13.No Reliance by You on Promise or Representation Not in this Agreement.  In accepting employment with the Company and signing this Employment Letter, you agree that you are not relying on any representation, promise or inducement that has been made by the Company or any representative on its behalf that is not explicitly stated in this Employment Letter. The Company is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated forth in this Employment Letter.
14.Governing Law; Arbitration.  The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to principles of conflict of laws. To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, shall be exclusively decided by binding arbitration in accordance with the terms of the Mutual Agreement to Arbitrate Claims, which is attached as Exhibit D and incorporated into this Employment Letter. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to the Mutual Agreement to Arbitrate Claims. To the extent that the Federal Arbitration Act is inapplicable, the terms of the Mutual Agreement to Arbitrate Claims shall be construed in accordance with California law.
15.Miscellaneous.
(a)This agreement, and your rights and obligations hereunder, may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Employment Letter.

(b)This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(c)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(d)This Employment Letter together with the Exhibits attached hereto sets forth the entire agreement (including by reference the Plan) and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
[Signature page follows]

If you wish to accept employment at Kronos Bio, Inc., under the terms described above, please sign and date this letter, and return it to me.
We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

Agreed and Accepted:

By:	/s/ Norbert Bischofberger, PhD	By:	/s/ Philip P. Gutry
Name:	Norbert Bischofberger, PhD	Name:	Philip P. Gutry
Title:	President and CEO	Date:	9-19-2018
Date:	9-19-2018

EXHIBIT A
PERMITTED ACTIVITIES
[REDACTED]
A-1

EXHIBIT B
KRONOS BIO, INC.
PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT
[REDACTED]
B-1

EXHIBIT C
RELEASE AGREEMENT
[REDACTED]
C-1

EXHIBIT D
MUTUAL AGREEMENT TO ARBITRATE CLAIMS
[REDACTED]
D-1